EXHIBIT 99.1

Contact:  John Sharkey
631-231-0333

400 Oser Ave
Hauppauge, NY  11788

TSR, Inc. to Resume Stock Repurchase

Hauppauge, NY (February 10, 2014)---TSR, Inc., (Nasdaq:TSRI), a provider of computer programming consulting services, today announced that it will resume its previously approved stock repurchase program, under which TSR is authorized to purchase up to 56,318 additional shares of its common stock.

The previously approved program authorized TSR to repurchase up to 150,000 shares of its common stock. To date, TSR has purchased a total of 93,682 shares under the program, and may purchase up to 56,318 more shares. TSR last made a purchase under the program in the third quarter of its 2013 fiscal year, and now seeks to purchase the remaining 56,318 shares authorized under the program. The repurchase may be effected from time to time in accordance with applicable securities laws, through solicited or unsolicited transactions in the open market or in privately negotiated transactions.  No time limit has been placed on the duration of the share repurchases.  Subject to applicable securities laws, such purchases will be at times and in amounts as TSR deems appropriate and may be discontinued at any time.  TSR has no obligation or commitment to repurchase all or any portion of the shares authorized for purchase under the program.

Certain statements contained herein, including statements as to the Company’s plans, future prospects and future cash flow requirements are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties, including but not limited to, the following:  the success of the Company’s plan for internal growth, the impact of adverse economic conditions on the Company’s business; risks relating to the competitive nature of the markets for contract computer programming services;  the extent to which market conditions for the Company’s contract computer programming services will continue to adversely affect the Company’s business; the concentration of the Company’s business with certain customers; uncertainty as to the Company’s ability to maintain its relations with existing customers and expand its business; the impact of changes in the industry and the Company’s ability to adapt to changing market conditions and other risks and uncertainties described in the Company’s filings under the Securities Exchange Act of 1934. The Company is under no obligation to publicly update or revise forward-looking statements.